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STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Christian Storch, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX POSTS DOUBLE-DIGIT GAINS IN REVENUE, OPERATING INCOME AND EARNINGS PER SHARE IN FISCAL SECOND QUARTER

Company Cites Improved Working Capital Management, Benefits from Recent Acquisitions and Realignment Programs

SALEM, NH – January 27, 2005 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the second quarter of fiscal year 2005 ended December 31, 2004.

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Revenue for the second quarter of fiscal 2005 increased 19% to $167.9 million, up from $141.2 million in the second quarter of fiscal 2004.  Organic sales growth for Standex in the second quarter exceeded 11% with the remaining sales growth achieved primarily by acquisitions completed in the prior 12 month period.

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Operating income for the second quarter of 2005 was $11.7 million, an increase of 24% from $9.4 million in the second quarter last year.

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Income from continuing operations grew 30% to $6.7 million, or $0.53 per diluted share, versus $5.1 million, or $0.42 per diluted share, for the second quarter of fiscal 2004.

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Net income for the quarter was $6.6 million, or $0.53 per diluted share, which compares to net income of $3.6 million, or $0.29 per diluted share, in the second quarter of fiscal 2004.  Excluding special items and discontinued operations, income for the second quarter of fiscal 2005 was $6.7 million, or $0.53 per diluted share, an increase of 27% from $5.3 million, or $0.42 per diluted share, in the second quarter of fiscal 2004.  A reconciliation of GAAP net income and earnings per share to non-GAAP amounts is included later in this release.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) declined by $21.9 million, or 15%, to $124.4 million at December 31, 2004 from $146.3 million at September 30, 2004 and working capital turns increased to 5.4 times for the second fiscal quarter, up from 4.3 times for the fiscal first quarter ended September 30, 2004.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased 21% to $90.2 million at December 31, 2004, from $114.3 million at September 30, 2004, and the Company’s balance sheet leverage ratio of net debt to total capital decreased to 34% at December 31, 2004 from 40% at September 30, 2004.

Second-Quarter Highlights

“Standex’s strong second-quarter top- and bottom-line performance demonstrates our success in increasing volume and leveraging the increase, while delivering more year-over-year cost reductions,” said Roger Fix, president and chief executive officer.  “Our results include the ongoing benefits of our completed restructuring and realignment program.

Standex’s organic growth for the fiscal second quarter was complemented by the incremental revenue generated by two successful acquisitions, Nor-Lake and Magnetico, completed in December 2003.  With these acquisitions now fully integrated, we began to see the cost synergies materializing as these consolidated businesses achieved expected levels of growth and profit contribution.  Both Nor-Lake and Magnetico provide opportunities for specialization in the fields of refrigerated and environmentally controlled scientific equipment and high-reliability magnetics which typically have higher gross margins.”

Revenue:  All five of Standex’s business segments posted quarter-over-quarter top-line gains.  Its three largest segments, Food Service Equipment, Air Distribution Products (ADP) and Engineered Products, posted double-digit revenue gains.

The Food Service Equipment group led with a 34% increase in second-quarter revenue.  Organic sales for this group grew at a rate of more than 12% quarter-over-quarter.  Most of the remaining growth was produced by the Nor-Lake acquisition.  For several years the Food Service Equipment group has been gaining market share by offering new products under multiple brands and diversifying its distribution channels.  Synergies from the integration of Nor-Lake are adding to this momentum.

Both ADP and Engineered Products increased quarter-over-quarter revenue by approximately 18%.  Because ADP’s revenues lag new housing starts, which experienced some regional weakness, the group’s organic revenue growth was driven by its ability to pass on a portion of its higher steel prices to its customers rather than by unit volume increases.  ADP continues to gain or maintain market share and is ramping up a national program with a leading home improvement retailer.  Sales growth for the Engineered Products group was largely organic, fueled by a combination of market growth and share gains, as well as diversification, new product introductions and the capture of new platforms.  The organic growth was complemented by incremental revenue from Magnetico.

Standex’s two remaining segments, the Engraving Group and Consumer Group, posted quarter-over-quarter sales gains of 8% and 3%, respectively.  The Engraving Group was awarded projects that have increased its backlogs by more than 50%.  As a result, the group has achieved market share gains in the automotive, industrial and consumer products markets.  The Consumer Group continues its turnaround.  Its second fiscal quarter represented the third consecutive quarter of year-over-year sales improvement.  Its religious book store chain reported same-store sales increases of 3% for the quarter and 4% for the month of December, significantly outperforming the results published by the Christian Booksellers Association and coming in at the high end of the full-line, secular book retailers.  In addition, this group’s publishing division made significant inroads into the secular book market.  The Consumer Group’s mail order specialty foods business posted modest gains reflecting higher selling prices for its products.  All of the sales for this group were organic.

Profitability:  All five of Standex’s business segments posted quarter-over-quarter increases in operating income with Standex Engraving, Engineered Products and Food Service Equipment reporting double-digit increases in fiscal second-quarter operating income.

“The biggest year-over-year improvement in operating income, a gain of 74%, was turned in by Standex Engraving, which benefited from higher volume and margins and a lower cost structure produced by the consolidation of two of our manufacturing facilities,” Fix added.  “As a result, this group achieved a 600 basis point quarter-over-quarter increase in income from operations.  Our Engineered Products segment grew operating income by 16% because of sales gains, a lower cost structure and a favorable adjustment in a long-term contract with a major customer.

The Food Service Equipment Group improved its operating income for the second quarter of fiscal 2005 by 11% over the prior-year second quarter.  The rate of quarter-over-quarter growth lagged the group’s top-line growth in the second quarter for three reasons: first, the group was unable to pass through all of the increases in its material costs; second, key production lines experienced a modest disruption during the quarter when the group retrofitted its foam curing process with new technology to comply with more stringent industry regulations; and third, a larger component of revenue for the quarter represented lower-margin chain store sales.  The group is now at the forefront of the food service equipment industry in having upgraded its foam installation and, effective January 1, the group instituted across-the-board price increases to recoup its higher material costs.

Despite a decline in ADP’s unit volume for the quarter, coupled with not being able to fully recover its higher product costs through price increases, this group was still able to produce a 6% gain in operating income.  With the productivity improvements and lower cost structures the Consumer Group has implemented across all of its product lines, this group would have posted a 13% increase in operating income, were it not for legal fees of $170,000 related to previous restructuring activities.  As a result, the Consumer Group posted a 3% increase in fiscal second quarter operating income.”

Business Outlook

“We are pleased with the top-line momentum we are experiencing across all of our business segments.  Our recent success demonstrates that we have a portfolio of strong businesses with good brands that are well positioned to leverage market growth and gain share.  Our outlook for bottom-line performance is somewhat guarded, given the recent volatility in commodity and feedstock prices and the inconsistent flexibility we face in passing these higher material costs on to our customers.1 While some of our competitors have experienced supply shortages in some markets, Standex continues to maintain excellent relations with its suppliers.

With the process improvements, Lean Enterprise disciplines and cost containment programs we have introduced, and the aggressive working capital management practices we employ, these businesses generate strong operating cash flow.  Just as in the fiscal second quarter when we were able to reduce working capital by $21.9 million and net debt by $24.2 million, from fiscal 2005 first- quarter levels, we expect to use strong operating cash flows to maintain a strong balance sheet that will support future acquisitions,” added Fix.1

 Conference Call Details

In conjunction with this announcement, Standex will broadcast its conference call live over the Internet today at 10:00 a.m. Eastern Time.  On the call, Roger Fix, president and CEO, and Christian Storch, CFO, will review the Company’s financial results, business and operating highlights, and provide more detailed comments on one of Standex’s key operating business segments, the Food Service Equipment Group.

Investors interested in listening to the webcast should log on to the “Investor Relations” section of Standex’s website, located at www.standex.com, at least 15 minutes prior to the event’s broadcast to download the necessary software.   To listen to the audio playback from the United States, please call (888) 286-8010; from outside the United States, call (617) 801-6888; access code is 32645772.  In addition, a replay can be accessed in the “Investor Relations” section of the Company’s website, located at www.standex.com.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment, Air Distribution Products, Consumer Products, Engineered Products and Engraving Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the Company’s website at www.standex.com.

1Safe Harbor Language

Statements in this news release include, or may be based upon management's current expectations, estimates and/or projections about Standex's markets and industries.  These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995.  Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict.  Among the factors that could cause actual results to differ are uncertainty in conditions in the mergers and acquisitions market generally, along with changes in general domestic and international economic conditions, market demand, realization of the expected annual cost savings resulting from the restructuring and realignment program and any other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2004, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the Company with the Securities and Exchange Commission.  In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management’s estimates change.

Reconciliation of Non-GAAP Measures
Net income and earnings per share data including the impact of discontinued operations, restructuring and other special charges is summarized below (in thousands, except per share data):

	Three Months Ended			Six Months Ended
	December 31			December 31
			Change			Change
	2004	2003	%	2004	2003	%

Net Income	$ 6,556	$ 3,566	84%	$ 12,771	$ 7,938	61%
Discontinued operations, net of tax	106	1,569		1,040	2,195

Income from continuing operations	6,662	5,135	30%	13,811	10,133	36%

Special items, net of tax:
Restructuring	-	127		511	478
Other	-	-		-	(27)
Subtotal	-	127		511	451

Income from continuing operations before special items	$ 6,662	$ 5,262	27%	$ 14,322	$ 10,584	35%

Diluted earnings per share	$ 0.53	$ 0.29	83%	$ 1.03	$ 0.64	61%
Discontinued operations	-	0.13		0.08	0.18

Income from continuing operations	$ 0.53	$ 0.42	26%	$1.11	$ 0.82	35%

Special items, net of tax:
Restructuring	-	0.01		0.04	0.04
Other	-	-		-	-
Subtotal	-	0.01		0.04	0.04

Income from continuing operations before special items	$ 0.53	$ 0.43	23%	$ 1.15	$ 0.86	34%

CONSOLIDATED FINANCIAL INFORMATION
(In thousands, except per share data)
	Three Months Ending		Six Months Ending
	December 31	December 31	December 31	December 31
	2004	2003	2004	2003
CONSOLIDATED SUMMARY OF INCOME

NET SALES	$ 167,866	$ 141,223	$ 328,607	$ 270,614

Income Before Taxes	9,989	7,952	21,086	15,713
Provision for Taxes	3,327	2,817	7,275	5,580
Income from continuing operations	6,662	5,135	13,811	10,133
Loss from discontinued operation
net of tax	(106)	(1,569)	(1,040)	(2,195)
Net Income	$ 6,556	$ 3,566	$ 12,771	$ 7,938

EARNINGS PER SHARE:

Basic
Income from continuing operations	$ 0.53	$ 0.42	$ 1.11	$ 0.83
Loss from discontinued operations	-	(0.13)	(0.08)	(0.18)
Total	$ 0.53	$ 0.29	$ 1.03	$ 0.65

Diluted
Income from continuing operations	$ 0.53	$ 0.42	$ 1.11	$ 0.82
Loss from discontinued operations	-	(0.13)	(0.08)	(0.18)
Total	$ 0.53	$ 0.29	$ 1.03	$ 0.64

SEGMENT DATA

NET SALES

Food Service Equipment Group	$ 57,911	$ 43,142	$ 117,627	$ 85,638
Air Distribution Products Group	33,406	28,214	67,670	57,285
Engraving Group	19,530	18,095	37,127	34,965
Engineered Products Group	30,137	25,636	59,300	47,425
Consumer Products Group	26,882	26,136	46,883	45,301
TOTAL	$ 167,866	$ 141,223	$ 328,607	$ 270,614

INCOME FROM OPERATIONS

Food Service Equipment Group	$ 4,119	$ 3,730	$ 10,937	$ 8,693
Air Distribution Products Group	2,679	2,512	5,770	6,432
Engraving Group	3,067	1,751	4,958	3,348
Engineered Products Group	4,426	3,818	9,227	6,294
Consumer Products Group	1,684	1,634	2,449	1,932
Restructuring	-	(197)	(799)	(746)
Other expense, net	-	-	-	41
Corporate	(4,295)	(3,844)	(8,613)	(7,383)
TOTAL	$ 11,680	$ 9,404	$ 23,929	$ 18,611